Exhibit 10.1

[UBS Investment Bank logo]

Electronics for Imaging, Inc.

303 Velocity Way,

Foster City, CA 94404

(650) 357-3500

February 18, 2009

Ladies and Gentlemen:

This master confirmation (“Master Confirmation”) dated as of February 18, 2009, is intended to supplement the terms and provisions of a transaction (the “Transaction”) entered into between UBS, AG, London Branch (“Seller”) and Electronics for Imaging, Inc. (“Purchaser”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into the Transaction nor evidence of the Transaction. The terms of the Transaction shall be set forth in a supplemental confirmation in the form of Exhibit A hereto (the “Supplemental Confirmation”), which references this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Purchaser and Seller as to the subject matter and terms of the Transaction to which this Master Confirmation and the related Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”), as if Seller and Purchaser had executed an agreement in such form (but without any Schedule, except for (i) the election of the laws of the State of New York as the governing law and (ii) U.S. Dollars as the Termination Currency) on the Execution Date set forth in any Supplemental Confirmation. The parties hereby agree that no Transaction other than the Transaction to which this Master Confirmation relates shall be governed by the Agreement.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and a Supplemental Confirmation relating to the Transaction, except as expressly modified herein or in the related Supplemental Confirmation. If, in relation to the Transaction to which this Master Confirmation and related Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation and any Supplemental Confirmation, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; and (iii) the Agreement.

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. As used in this Master Confirmation, the following terms shall have the following meanings:

“10b-18 VWAP” means, for any Trading Day, as determined by the Calculation Agent based on the “NASDAQ” 10b-18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Trading Day (without regard to pre-open or after hours trading outside of such regular trading session for such Trading Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes after the end of any extension of the regular trading session) on such Trading Day, on Bloomberg page “EFII” <Equity> AQR_SEC” (or any successor thereto), or if such price is not so reported on such Trading Day for any reason, such 10b-18 VWAP as reasonably determined by the Calculation Agent. For purposes of calculating the 10b-18 VWAP, the Calculation Agent will include only those trades that are reported during the period of time, during which Purchaser could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Exchange Act.

“Additional Termination Event” has the meaning set forth in Section 7.01.

“Agreement” has the meaning set forth in the third paragraph of this Master Confirmation.

“Affected Party” has the meaning set forth in Section 14 of the Agreement.

“Affected Transaction” has the meaning set forth in Section 14 of the Agreement.

“Affiliated Purchaser” means any “affiliated purchaser” (as such term is defined in Rule 10b-18) of Purchaser.

“Alternative Termination Delivery Unit” means (i) in the case of a Termination Event (other than a Merger Event or Nationalization) or an Event of Default, one share of Common Stock and (ii) in the case of a Merger Event or Nationalization, a unit consisting of the number or amount of each type of property received by a holder of one share of Common Stock in such Merger Event or Nationalization.

“Averaging Period” means the period of consecutive Trading Days from and including the [***] Trading Day following the Hedging Completion Date to and including the Valuation Completion Date.

“Bankruptcy Code” has the meaning set forth in Section 9.06.

“Business Day” means any day on which the commercial banks are open for business in New York City.

“Calculation Agent” means UBS Securities LLC.

“Common Stock” has the meaning set forth in Section 2.01.

“Contract Period” means the period commencing on and including the Execution Date and ending on and including the date all payments or deliveries of shares of Common Stock pursuant to Article 3 or Section 7.03 or Section 7.04 have been made.

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

“Default Notice Day” has the meaning set forth in Section 7.02(a).

“Disrupted Day” means any Scheduled Trading Day during the Contract Period that, as a result of the occurrence of a trading disruption described in clauses (ii) and (iii) of the definition of “Trading Day”, is not a Trading Day.

“Early Termination Date” has the meaning set forth in Section 14 of the Agreement.

“Event of Default” has the meaning set forth in Section 14 of the Agreement.

“Exchange” means the NASDAQ Global Select Market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in Section 2.01.

“Execution Price” has the meaning set forth in Section 2.01.

“Expiration Date” means the [***] Scheduled Trading Day following the number of Trading Days in the Averaging Period as specified in the Supplemental Confirmation under the heading “Maximum Number of Trading Days in the Averaging Period” (the “Scheduled Expiration Date”); provided, however that, if any Scheduled Trading Day during the Averaging Period is a Disrupted Day, then the Expiration Date shall be extended by one Scheduled Trading Day for each such Disrupted Day; provided, further that, if there are [***] or more Disrupted Days during the Averaging Period, then, if a Valuation Completion Date has not yet occurred, then the [***] Scheduled Trading Day following the Scheduled Expiration Date shall be the Expiration Date.

“Hedging Completion Date” means the Trading Day on which Seller completes the establishment of its initial hedge position with respect to the Transaction.

“Hedging Period” has the meaning set forth in Section 2.03(a).

“Hedging Price” means the arithmetic average of the 10b-18 VWAPs on each Trading Day during the Hedging Period.

“Initial Payment Date” means the [***] Trading Day immediately following the Execution Date.

“Master Confirmation” has the meaning set forth in the first paragraph of this letter agreement.

“Merger Event” has the meaning set forth in Section 7.01(d).

“Minimum Delivery Number” means the number of shares of Common Stock, rounded down to the nearest integer, equal to (A) the Purchase Price divided by (B) the Upside Threshold.

“Nationalization” has the meaning set forth in Section 7.01(e).

“Pricing Supplement” has the meaning set forth in Section 2.03(c).

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchaser” has the meaning set forth in the first paragraph of this Master Confirmation.

“Regulation M” means Regulation M under the Exchange Act.

“Rule 10b-18” means Rule 10b-18 promulgated under the Exchange Act (or any successor rule thereto).

“Rule 10b-18 Purchase” means any “Rule 10b-18 purchase” (as such term is defined in Rule 10b-18).

“Scheduled Trading Day” means any day on which each national securities exchange, on which any securities of Purchaser are traded, is scheduled to be open for trading for their respective regular trading sessions.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the first paragraph hereto.

“Seller Termination Share Purchase Period” has the meaning set forth in Section 7.04.

“Share De-listing Event” has the meaning set forth in Section 7.01(c).

“Successor Exchange” has the meaning set forth in Section 7.01(c).

“Supplemental Confirmation” has the meaning set forth in the first paragraph of this Master Agreement.

“Termination Amount” has the meaning set forth in Section 7.02(a).

“Termination Event” has the meaning set forth in Section 14 of the Agreement.

“Termination Price” means the value of an Alternative Termination Delivery Unit, as determined by the Calculation Agent.

“Trading Day” means any Scheduled Trading Day (i) during which trading of any securities of Purchaser on any national securities exchange has not been suspended, (ii) during which there has not been material limitation in the trading of Common Stock or any options contract or futures contract related to the Common Stock, and (iii) during which there has been no suspension pursuant to Section 4.02 of this Master Confirmation.

“Transaction” has the meaning set forth in the first paragraph of this Master Confirmation.

“Upside Threshold” means an amount per share equal to the product of the (i) the Upside Threshold Percentage and (ii) the Hedging Price.

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

“Upside Threshold Percentage” shall mean the percentage set forth in the Supplemental Confirmation.

“Valuation Completion Date” means the Trading Day, occurring during the period commencing on the [***] Scheduled Trading Day following the number of Trading Days in the Averaging Period as specified in the Supplemental Confirmation under the heading “Minimum Number of Trading Days in the Averaging Period” and ending on and including the Expiration Date, specified as such by Seller, in its sole judgment, by delivering a notice designating such Trading Day as a Valuation Completion Date by the close of business on the Business Day immediately following such Trading Day; provided, however that, if Seller fails to validly designate the Valuation Completion Date prior to the Expiration Date, the Valuation Completion Date shall be the Expiration Date.

“Valuation Number” has the meaning set forth in Section 3.01(b) of this Master Confirmation.

“Valuation Price Adjustment Amount” shall mean the amount set forth in the Supplemental Confirmation.

ARTICLE 2

PURCHASE OF THE STOCK

Section 2.01 Purchase of Common Stock. Subject to the terms and conditions of this Master Confirmation, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, on such date as set forth on the applicable Supplemental Confirmation under the heading “Execution Date” or on such other Business Day as Purchaser and Seller shall otherwise agree (the “Execution Date”), a number of shares of Purchaser’s common stock, par value $0.01 per share (“Common Stock”), for an aggregate purchase price equal to such dollar amount as set forth on the applicable Supplemental Confirmation under the heading “Purchase Price” (the “Purchase Price”), such Purchase Price to be equal to the product of (i) the closing price per share of Common Stock on such Execution Date as specified in the Supplemental Confirmation under the heading “Execution Price” (the “Execution Price”) and (ii) the number of shares of Common Stock initially underlying the Transaction. The final number of shares of Common Stock purchased by Purchaser hereunder shall be determined in accordance with the terms of this Master Confirmation.

Section 2.02 Initial Payments. (a) On the Initial Payment Date, Purchaser shall pay to Seller an amount equal to the Purchase Price.

(b) On the Execution Date, Seller shall deliver to Purchaser the Supplemental Confirmation setting forth the Execution Date, the Execution Price, the Purchase Price, the Valuation Price Adjustment Amount, the first day of the Hedging Period, the minimum number of Trading Days in the Averaging Period, the maximum number of Trading Days in the Averaging Period, and the Upside Threshold Percentage.

Section 2.03 Hedging Period. (a) On each Trading Day beginning on the [***] Trading Day immediately following the Initial Payment Date and ending on the Hedging Completion Date, Seller, or an affiliate of Seller acting for the account of Seller, will purchase shares of Common Stock to establish Seller’s initial position to hedge Seller’s price and market risk in connection with the Transaction (the period of consecutive Trading Days on which such purchases are effected being collectively referred to as the “Hedging Period” for the Transaction).

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

(b) At the conclusion of the Hedging Period, based on the amounts and prices at which an affiliate of Seller effects purchases of shares of Common Stock during the Hedging Period to establish Seller’s initial hedge position in connection with the Transaction, the Calculation Agent shall determine the Hedging Price, the Upside Threshold and the Minimum Delivery Number.

(c) On the Hedging Completion Date, Seller shall deliver to Purchaser a pricing supplement (the “Pricing Supplement”) to the Supplemental Confirmation, substantially in the form of Exhibit B attached hereto, setting forth the Hedging Price, the Upside Threshold, the Minimum Delivery Number, the Averaging Period, the Earliest Possible Last Day of the Averaging Period and the Latest Possible Last Day of the Averaging Period.

Section 2.04 Conditions to Purchaser’s and Seller’s Obligations. The respective obligations of each party under this Agreement are subject to the condition that the representations and warranties made by the other party in this Agreement shall be true and correct as of the date hereof.

ARTICLE 3

SHARE DELIVERIES

Section 3.01 Delivery of Shares. (a) On the [***] Trading Day immediately following the Hedging Completion Date, Seller shall deliver to Purchaser the number of shares of Common Stock equal to the Minimum Delivery Number.

(b) On the [***] Trading Day immediately following the Valuation Completion Date, Seller shall deliver to Purchaser the number of shares of Common Stock equal to (i) the number of shares of Common Stock, rounded down to the nearest integer, equal to (x) the Purchase Price divided by (y) the average of the 10b-18 VWAPs for all Trading Days in the Averaging Period minus the Valuation Price Adjustment Amount (the quotient of (x) and (y), the “Valuation Number”), minus (ii) the Minimum Delivery Number; provided, however, that, if the Valuation Number is less than the Minimum Delivery Number, the Valuation Number shall be equal to such Minimum Delivery Number.

ARTICLE 4

MARKET TRANSACTIONS

Section 4.01 Transactions by Seller. (a) The parties agree that, during the Contract Period, Seller (or its agent or affiliate) may effect transactions in shares of Common Stock in connection with the Transaction. The timing of such transactions by Seller, the price paid or received per share of Common Stock pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of Seller; provided that Seller shall make all purchases of Common Stock during the Hedging Period and any Seller Termination Share Purchase Period in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases.

(b) Purchaser acknowledges and agrees that (i) all transactions effected pursuant to Section 4.01 hereunder shall be made in Seller’s sole judgment and for Seller’s own account and (ii) Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect such transactions, including, without limitation, the price paid or received per share of Common Stock pursuant to such transactions or whether such transactions are made on any securities exchange or

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

privately. It is the intent of Seller and Purchaser that the Transaction complies with the requirements of Rule 10b5-1(c) of the Exchange Act and that this Master Confirmation and any Supplemental Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c) (1)(i)(B) and Seller shall not take any action that could result in the Transaction not so complying with such requirements.

(c) Notwithstanding anything to the contrary in this Master Confirmation or in any Supplemental Confirmation, Purchaser acknowledges and agrees that Seller shall not be obligated to deliver or receive any shares of Common Stock to or from Purchaser and Purchaser shall not be entitled to receive any shares of Common Stock from Seller on any Trading Day, to the extent (but only to the extent) that after such transactions Seller’s ultimate parent entity would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time on such day in excess of [***] % of the outstanding shares of Common Stock. Any purported receipt or delivery of shares of Common Stock shall be void and have no effect to the extent (but only to the extent) that after any receipt or delivery of such shares of Common Stock Seller’s ultimate parent entity would directly or indirectly beneficially own in excess of [***] % of the outstanding shares of Common Stock. If, on any Trading Day, any delivery or receipt of shares of Common Stock by Seller cannot be effected, in whole or in part, as a result of this provision, Seller’s and Purchaser’s respective obligations to make or accept such receipt or delivery shall not be extinguished and Seller shall effect such delivery immediately before any Trading Day, on which any such delivery is due, or such receipt or delivery shall be effected as promptly as practicable after such Trading Day, so that, as a result of such early or delayed delivery, Seller’s ultimate parent entity would not directly or indirectly beneficially own in excess of [***] % of the outstanding shares of Common Stock.

Section 4.02 Suspension of Transactions in Common Stock. (a) If Seller, in its reasonable judgment, based on advice of counsel, determines that it is appropriate with regard to any legal, regulatory or self -regulatory requirements for Seller to refrain from effecting transactions in Common Stock on any Scheduled Trading Day during the Hedging Period or to effect such transactions on such Trading Day at a volume lower than that otherwise effected by Seller hereunder, Seller (or its agent or affiliate) shall not effect transactions in shares of Common Stock with respect to the Transaction on such day or effect such transactions at a volume reasonably determined by Seller in its sole judgment. Seller shall notify Purchaser of the exercise of Seller’s rights pursuant to this Section 4.02(a) upon such exercise and shall subsequently notify Purchaser on the day Seller believes that Seller may resume purchasing or purchasing at the volume level anticipated at the outset of the Transaction, as applicable, Common Stock. Seller shall not be obligated to communicate to Purchaser the reason for Seller’s exercise of its rights pursuant to this Section 4.02(a).

(b) Purchaser agrees that, during the Contract Period, without a prior written consent of Seller, neither Purchaser nor any of its affiliates or agents shall make any distribution (as defined in Regulation M) of Common Stock, or any security for which the Common Stock is a reference security (as defined in Regulation M) or take any other action that would preclude purchases by Seller of the Common Stock or cause Seller to violate any law, rule or regulation with respect to such purchases; provided, however, that for the avoidance of doubt, such prohibitions shall not apply to any sales of Common Stock effected pursuant to any equity plans managed by Purchaser.

Section 4.03 Purchases of Common Stock by Purchaser. Purchaser and its Affiliated Purchasers shall not, during the Contract Period, except as provided in the immediately succeeding sentence or in connection with any purchases of Common Stock effected in connection with any employee equity compensation plans managed by Purchaser, purchase any shares of Common Stock

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

(including by means of a derivative instrument) on the open market, or enter into any accelerated share repurchase program, or any derivative share repurchase transaction, or other transaction similar to such transactions. During such time, any purchases of shares of Common Stock by Purchaser shall be made through Seller or its affiliates, or, if not through Seller or its affiliates, with the prior consent of Seller and in compliance with Rule 10b-18 or otherwise in a manner that Purchaser and Seller believe is in compliance with applicable requirements.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND AGREEMENTS

Section 5.01 Repeated Representations, Warranties and Agreements of Purchaser. In addition to the representations and agreements contained in Section 3 of the Agreement, Purchaser represents and warrants to, and agrees with, Seller, on the date hereof, that:

(a) Disclosure; Compliance with Laws. Purchaser is in compliance with the reporting obligations under the Exchange Act and the reports and other documents filed by Purchaser with the SEC pursuant to the Exchange Act, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. Purchaser is not in possession of any material non-public information regarding Purchaser or the Common Stock.

(b) Rule 10b5-1. Purchaser acknowledges that (i) Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Common Stock by Seller (or its agent or affiliate) in connection with this Master Confirmation or any Supplemental Confirmation and (ii) Purchaser is entering into the Agreement, this Master Confirmation and any Supplemental Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act. Purchaser also acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no amendment, modification or waiver shall be made at any time at which Purchaser or any officer or director of Purchaser is aware of any material non-public information regarding Purchaser or the Common Stock.

(c) Rule 10b-18 “Block” Purchases. Purchaser has not, during four calendar weeks immediately preceding the week during which the Execution Date is to occur and during the week of such Execution Date, effected any Rule 10b-18 Purchases of blocks pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) by or for Purchaser or any of its Affiliated Purchasers (“blocks” being used as defined in Rule 10b-18).

(d) No Manipulation. Purchaser is not entering into this Master Confirmation or any Supplemental Confirmation with an intent to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to manipulate the price of the Common Stock (or any security convertible into or exchangeable for Common Stock).

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

(e) Regulation M. Purchaser is not engaged in a distribution, as such term is used in Regulation M, that would preclude purchases by Purchaser or Seller of the Common Stock or cause Seller to violate any law, rule or regulation with respect to such purchases.

(f) Board Authorization. Purchaser is entering into this Master Confirmation and any Supplemental Confirmation in connection with its share repurchase program, which was approved by its board of directors and will be publicly disclosed.

(g) Certain Transactions. There has not been any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Purchaser that would fall within the scope of Rule 10b-18(a)(13)(iv).

(h) Solvency. The assets of Purchaser at their fair valuation exceed the liabilities of Purchaser, including contingent liabilities; the capital of Purchaser is adequate to conduct the business of Purchaser and Purchaser has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(i) Commodity Exchange Act. Purchaser is an “eligible contract participant,” as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.

Section 5.02 Additional Representations, Warranties and Agreements. In addition to the representations and agreements contained in Section 3 of the Agreement, Purchaser and Seller represent and warrant to, and agree with, each other that:

(a) Exempt Transaction. Each party acknowledges that the Transaction pursuant to this Master Confirmation or any Supplemental Confirmation is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder (“Regulation D”). Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D, (iii) it will purchase the Transaction for investment and not with a view to the distribution or resale thereof in a manner that would violate the Securities Act, and (iv) the disposition of the Transaction may be restricted under this Master Confirmation, the Securities Act and state securities laws.

(b) Agency. Each party acknowledges that UBS Securities LLC, an affiliate of Seller, has acted solely as agent on behalf of Seller in effecting transactions contemplated by this Master Confirmation and any Supplemental Confirmation. Each party acknowledges that UBS Securities LLC shall have no liability to either party under this Master Confirmation or any Supplemental Confirmation. UBS Securities LLC is duly authorized to act as agent for Seller.

(c) Non-Reliance. Each party has entered into this Master Confirmation solely in reliance on its own judgment. Neither party has any fiduciary obligation to the other party relating to this Master Confirmation or to any transactions contemplated hereby. In addition, neither party has held itself out as advising, or has held out any of its employees or agents as having the authority to advise, the other party as to whether or not the other party should enter into this Master Confirmation or any transactions contemplated hereby, any subsequent actions relating to this Master Confirmation or any other matters relating to this Master Confirmation. Neither party shall have any responsibility or liability whatsoever in respect of any advice of this nature given, or views expressed, by it or any such persons to the other party

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

relating to Master Confirmation or any transactions contemplated hereby, whether or not such advice is given or such views are expressed at the request of the other party. Purchaser has conducted its own analysis of the legal, accounting, tax and other implications of this Master Confirmation and the Transaction and has consulted such advisors, accountants and counsel as it has deemed necessary.

(d) Representations and Warranties of Seller. In addition to the representations and agreements contained in Section 3 of the Agreement, Seller represents and warrants to Purchaser that Seller will, on the [***] Trading Day immediately following the Hedging Completion Date and on the [***] Trading Day following the Valuation Completion Date and on any other day, on which Seller is obligated to deliver shares of Common Stock to Purchaser, have the free and unqualified right to transfer the shares of Common Stock to be delivered by Seller pursuant to this Master Confirmation and any Supplemental Confirmations, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind.

ARTICLE 6

ADDITIONAL COVENANTS

Section 6.01 No Communications. Purchaser hereby agrees with Seller that Purchaser shall not, directly or indirectly, communicate any information relating to the Common Stock or the Transaction (including any notices required by Section 6.04) to any employee of Seller, other than the following employees or any of their designees: Mark Dalton, Michael Harris, Sanjeet Dewal, Richard Ryan, Gordon Kiesling.

Section 6.02 Notice of Certain Transactions. If at any time during the Hedging Period or any Seller Termination Share Purchase Period, Purchaser makes, or expects to make, or has made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Purchaser that would fall within the scope of Rule 10b-18(a)(13)(iv), then Purchaser shall notify Seller on any day on which Purchaser makes, or expects to make, or has made any such public announcement, of (A) Purchaser’s average daily Rule 10b-18 Purchases during the three full calendar months preceding the date of such announcement and (B) Purchaser’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of such announcement.

ARTICLE 7

TERMINATION

Section 7.01 Additional Termination Events. (a) An Additional Termination Event shall occur in respect of which Purchaser is the sole Affected Party and the Transaction is the sole Affected Transaction if, on any day, Seller reasonably determines that it is unable, on any Trading Day during the Averaging Period, to establish, re-establish or maintain any hedging transactions reasonably necessary in the normal course of Seller’s business to hedge the price and market risk of entering into and performing under the Transaction, including Seller’s inability to borrow shares of Common Stock in the amount equal to Seller’s hedging position for the Transaction at a cost equal to or less than [***] basis points per annum.

(b) An Additional Termination Event shall occur in respect of which Purchaser is the sole Affected Party and the Transaction is the sole Affected Transaction if any of the following occurs: (i) a Share De-listing Event, (ii) a Merger Event, or (iii) a Nationalization.

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

(c) A “Share De-listing Event” means that, at any time during the Contract Period, the Common Stock ceases to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event) and is not immediately re-listed, traded or quoted following such de-listing, on another U.S. national securities exchange or a U.S. automated interdealer quotation system (a “Successor Exchange”), provided that it shall not constitute an Additional Termination Event if the Common Stock is immediately re-listed on a Successor Exchange following its de-listing from the Exchange, and the Successor Exchange shall be deemed to be the Exchange for all purposes.

(d) A “Merger Event” means the occurrence at any time during the Contract Period of any (i) recapitalization, reclassification or change of the Common Stock that will, if consummated, result in a transfer of more than 50% of the outstanding shares of Common Stock, (ii) consolidation, amalgamation, merger or similar transaction of Purchaser with or into another entity (other than a consolidation, amalgamation or merger in which Purchaser will be the continuing entity and which does not result in any such recapitalization, reclassification or change of more than 50% of such shares outstanding), or (iii) any third-party takeover offer for the shares of Common Stock that is aimed at resulting in a transfer of more than 50% of such shares of Common Stock (other than such shares owned or controlled by the offeror).

(e) A “Nationalization” means that all or substantially all of the outstanding shares of Common Stock or assets of Purchaser are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity.

Section 7.02 Consequences of Additional Termination Events. (a) In the event of the occurrence or effective designation of an Early Termination Date under the Agreement, in lieu of payment of the amount payable in respect of the Transaction pursuant to Sections 7.01(d) and 7.01(e) of the Agreement (the “Termination Amount”), Seller shall be obligated to deliver to Purchaser the Alternative Termination Delivery Units pursuant to Section 7.04, unless Purchaser elects cash settlement (which election shall be binding), as set forth in Section 7.02(b), and notifies Seller of such election by delivery of written notice to Seller on the Business Day immediately following Purchaser’s receipt of a notice (as required by Section 6(d) of the Agreement following the designation of an Early Termination Date in respect of the Transaction or in respect of all transactions under the Agreement) setting forth the amounts payable by Seller with respect to such Early Termination Date (the date of such delivery, the “Default Notice Day”).

(b) If cash settlement applies in respect of an Early Termination Date, Section 6 of the Agreement shall apply.

Section 7.03 Merger Event Settlement. Notwithstanding anything to the contrary in Article 3 of this Master Confirmation, in the event of the effective designation of an Early Termination Date under the Agreement solely with respect to a Merger Event constituting an Additional Termination Event, as a result of any calculation in accordance with Section 6(e) of the Agreement, including Seller’s cost of unwinding its hedging position with respect to the remaining portion of the Transaction as of such Early Termination Date, Purchaser may owe the Termination Amount to Seller. If, pursuant to the preceding sentence, Purchaser owes such Termination Amount to Seller, then upon receipt of a notice with respect to such obligation from Seller, Purchaser shall either (i) pay to Seller such amount in cash or (ii) deliver to Seller, in a manner mutually agreed by the parties, Alternative Termination Delivery Units in an amount equal to (i) the Termination Amount divided by (ii) the Termination Price.

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

Section 7.04 Alternative Termination Settlement. Subject to Section 7.02(a), unless Purchaser elects cash settlement pursuant to Section 7.02(b), (i) Seller shall, beginning on the [***] Trading Day following the Default Notice Day and ending when Seller shall have satisfied its obligations under this clause (the “Seller Termination Share Purchase Period”), purchase (subject to the provisions of Article 4 hereof) a number of Alternative Termination Delivery Units equal to (A) the Termination Amount divided by (B) the Termination Price; and (ii) Seller shall deliver such Alternative Termination Delivery Units to Purchaser on the customary settlement dates relating to such purchases.

Section 7.05 Notice of Default. If an Event of Default occurs in respect of Purchaser, Purchaser will, promptly upon becoming aware of it, notify Seller specifying the nature of such Event of Default.

ARTICLE 8

ADJUSTMENTS

Section 8.01 Dilution Adjustments. If (x) any corporate event occurs involving Purchaser or the Common Stock (including, without limitation, any cash dividends, a spin-off, a stock split, stock or other dividend or distribution, reorganization, rights offering or recapitalization or any other event having a dilutive or concentrative effect on the Common Stock), or (y) as a result of market conditions, Seller incurs materially higher costs in connection with maintaining its hedge position with respect to the Transaction (including, for the avoidance of doubt, the unavailability of stock lenders willing and able to lend shares of Common Stock in the amount equal to Seller’s hedging position for such transaction at a borrow cost equal to or less than [***] basis points per annum), then in any such case, the Calculation Agent shall make corresponding adjustments with respect to any one or more of the Upside Threshold, the Minimum Delivery Number and any other variable or term relevant to the terms of the Transaction, as the Calculation Agent determines appropriate to preserve the fair value of the Transaction to Seller, and shall determine the effective date of such adjustment. For the avoidance of doubt, notwithstanding any such adjustment by the Calculation Agent, nothing in this Section 8.02 shall result in Purchaser making any payment to Seller or delivering any shares of Common Stock to Seller in connection therewith.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Successors and Assigns. All covenants and agreements in this Master Confirmation or any Supplemental Confirmation made by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

Section 9.02 Assignment and Transfer. Notwithstanding any other provision in this Master Confirmation or any Supplemental Confirmation to the contrary requiring or allowing Seller to purchase, sell, receive or deliver any shares of Common Stock or other securities to or from Purchaser, Seller may designate any of its affiliates to purchase, sell, receive or deliver such shares of Common Stock or other securities and otherwise to perform Seller’s obligations in respect of the Transaction and any such designee may assume such obligations. Seller shall be discharged of its obligations to Purchaser to the extent of any such performance.

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

Section 9.03 Calculation Agent. All determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation or determination by the Calculation Agent hereunder, upon a prior written request by Purchaser, the Calculation Agent will provide to Purchaser by e-mail to the e-mail address provided by Purchaser in such a prior written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation or determination and shall afford Purchaser an opportunity to dispute any calculation or determination by the Calculation Agent by giving verbal, email or written notice to Seller and the Calculation Agent within three Trading Days following receipt by Purchaser of notice of such determination or calculation. Upon receipt of such notice of dispute, the Calculation Agent and Seller shall make reasonable good faith efforts to consult with Purchaser on a reasonable adjustment calculation or determination with respect to such disputed calculation or determination.

Section 9.04 Confidentiality. Seller and Purchaser hereby agree not to issue any press release, articles, advertising, publicity or other matter relating to this Master Confirmation, any Supplemental Confirmation or the Transaction or mentioning or implying the name of the parties hereto or thereto or the subject matter hereof or thereto, except as may be required by law. Notwithstanding the foregoing, there is no limitation on (i) disclosure of the tax treatment or any fact that may be relevant to understanding the purported or claimed Federal income tax treatment of the Transaction or (ii) the filing of this Master Confirmation or any Supplemental Confirmation by Purchaser with the SEC. The foregoing does not constitute an authorization to disclose the identity of any existing or future party to the Transaction or their representatives or, except relating to any disclosure of the tax structure or tax treatment, any specific pricing terms or commercial or financial information.

Section 9.05 Unenforceability and Invalidity. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Master Confirmation or any Supplemental Confirmation shall not render any other provision or provisions herein or therein contained unenforceable or invalid.

Section 9.06 Securities Contract. The parties hereto agree and acknowledge as of the date hereof that (i) Seller is a “financial institution” within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”) and (ii) this Master Confirmation and any Supplemental Confirmation shall be deemed a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protection of Sections 362(b)(6) and 555 of the Bankruptcy Code.

Section 9.07 No Collateral, Netting or Setoff. Notwithstanding any provision of the Agreement, or any other agreement between the parties, to the contrary, the obligations of Purchaser hereunder are not secured by any collateral. Any obligations of Purchaser under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any obligations of Seller, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Master Confirmation, any Supplemental Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

Section 9.08 Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

Section 9.09 Notices. Unless otherwise specified herein, any notice, the delivery of which is expressly provided for in this Master Confirmation or any Supplemental Confirmation, may be made by telephone, to be confirmed in writing to the address below. Changes to the information below must be made in writing.

(a)	If to Purchaser:

John Ritchie

Electronics for Imaging, Inc.

303 Velocity Way,

Foster City, CA 94404

Telephone: (650) 357-3131

Facsimile: (650) 357-3198

(b)	If to Seller:

Equities Legal

677 Washington Boulevard

Stamford, Connecticut 06901

Telephone No: (203) 719-0268

Facsimile No: (203) 719-5627

With a copy to:

Structured Equity Capital Markets Group

299 Park Avenue

New York, New York, 10171

Telephone No: (212) 821-2100

Facsimile No: (212) 821-4610

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Master Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

UBS AG, LONDON BRANCH

By:	/s/ Mark Dalton
Name: Mark Dalton
Title: Executive Director

By:	/s/ Michael Harris
Name: Michael Harris
Title: Executive Director

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

Confirmed as of the date first above written:

ELECTRONICS FOR IMAGING, INC.

By:	/s/ John Ritchie
Name: John Ritchie
Title: Chief Financial Officer

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

EXHIBIT A

[SELLER’S LETTERHEAD]

SUPPLEMENTAL CONFIRMATION

February 18, 2009

Electronics For Imaging, Inc.

303 Velocity Way,

Foster City, CA 94404

(650) 357-3500

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between UBS, AG, London Branch (“Seller”) and Electronics For Imaging, Inc. (“Purchaser”) on the Execution Date specified below. This Supplemental Confirmation is a binding contract between Seller and Purchaser as of the relevant Execution Date for the Transaction referenced below.

This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of February 18, 2009 (the “Master Confirmation”) between Seller and Purchaser, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Execution Date:	February 18, 2009.

Execution Price:	USD [___]

Purchase Price:	USD [___]

Valuation Price Adjustment Amount:	USD [___]

First Day of the Hedging Period:	February 19, 2009

Minimum Number of Trading Days in the Averaging Period:	[___]

Maximum Number of Trading Days in the Averaging Period:	[___]

Upside Threshold Percentage:	[___]%

3. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

A-1

Purchaser hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between Seller and Purchaser with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equities Legal, 677 Washington Boulevard, Stamford, Connecticut, 06901, Facsimile No: (203) 719-5627, with a copy to Structured Equity Capital Markets Group, 299 Park Avenue, New York, New York, 10171, Facsimile No: (212) 821-4610

Yours sincerely,

UBS AG, LONDON BRANCH

By:
Name: Mark Dalton
Title: Executive Director

By:
Name: Michael Harris
Title: Executive Director

Agreed and Accepted:

ELECTRONICS FOR IMAGING, INC.

By:
Name: John Ritchie
Title: Chief Financial Officer

A-2

EXHIBIT B

FORM OF PRICING SUPPLEMENT

[SELLER’S LETTERHEAD]

[__], 2009

Electronics For Imaging, Inc.

303 Velocity Way,

Foster City, CA 94404

(650) 357-3500

This letter is a Pricing Supplement to the Supplemental Confirmation dated as of February 18, 2009 (the “Supplemental Confirmation”) within the meaning of Section 2.03(c) of the Master Confirmation dated as of February 18, 2009 (the “Master Confirmation”) between Electronics For Imaging, Inc. ( “Purchaser”) and UBS, AG, London Branch ( “Seller”). Capitalized terms used herein have the meanings set forth in the Master Confirmation.

This Pricing Supplement relates to the Transaction described in the Supplemental Confirmation. Upon the terms and subject to the conditions of the Master Confirmation, the terms of the Transaction shall be as follows:

Hedging Price:	[ ].
Upside Threshold:	[ ].
Minimum Delivery Number:	[ ].
First Day of the Averaging Period:	[ ].
Earliest Possible Last Day of the Averaging Period:	[ ].
Latest Possible Last Day of the Averaging Period:	[ ].

Very truly yours,

UBS AG, LONDON BRANCH

By:
Name:
Title:

By:
Name:
Title:

Acknowledged and Confirmed:

B-1

ELECTRONICS FOR IMAGING, INC.

By:
Name:
Title:

B-2